                                                                    EXHIBIT 2.12

                           ASSET PURCHASE AGREEMENT


                                BY AND BETWEEN


                              IXL HOLDINGS, INC.,

                            IXL-SAN FRANCISCO, INC.

                        GREEN ROOM PRODUCTIONS, L.L.C.,

                                      AND

                            THE CONTROLLING MEMBERS


                         DATED AS OF FEBRUARY 5, 1998

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     THIS ASSET PURCHASE AGREEMENT is entered into this 5th day of February, 1998, by and between GREEN ROOM PRODUCTIONS, L.L.C., a Virginia limited liability company ("Seller"), IXL-SAN FRANCISCO, INC., a Delaware corporation ("Buyer"), IXL HOLDINGS, INC., a Delaware corporation ("IXL"), and certain of the members of Seller listed on the signature page hereto (the "Controlling Members").

                               R E C I T A L S:
                               - - - - - - - -

     A. Seller is engaged in the business of web page design and internet hosting (the "Business").

     B. The Controlling Members own 62.88% of the issued and outstanding membership interests of Seller.

     C. Seller is willing to sell to Buyer and Buyer is willing to purchase from Seller, substantially all of the assets, business, properties and rights of Seller related to the conduct of the Business on the terms and subject to the conditions set forth herein.

     D.  Buyer is a wholly owned subsidiary of IXL.

     E. It is anticipated that following the Closing (as herein defined) the Controlling Members will liquidate the Seller and distribute the consideration received pursuant to this Agreement to its members (the "Green Room Members") who will became stockholders in IXL.

     NOW, THEREFORE, in consideration of the mutual covenants, benefits, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:


                                   ARTICLE I


                               PURCHASE AND SALE
                               -----------------

     1.1 Purchase and Sale.  Contemporaneously with the execution and delivery
         -----------------
of this Agreement, and upon the terms and conditions hereof, Seller shall sell and deliver to Buyer, and Buyer shall purchase, all of Seller's right, title and interest in and to the Equipment (as defined in Section 2.11 hereof), the Intellectual Property (as defined in Section 2.12(a) hereof), the Software (as defined in Section 2.12(b) hereof), the Leases (as defined in Section 2.14 hereof), the Contracts (as defined in Section 2.15 hereof), the Permits (as defined in Section 2.21 hereof), the Accounts Receivable (as defined in Section
2.23 hereof), all moneys of Seller relating to the Business, whether in the form of cash, cash equivalents, marketable securities, short term investments or deposits in bank of other financial institution accounts of any kind (the "Cash"), and all other assets, tangible and intangible, used or useable in the operation of the Business and not otherwise specifically referred to in this Agreement (the "Miscellaneous Assets"), excepting only those assets listed on Schedule 1.1 (the "Retained Assets"). The
                                      ------------
Equipment, the Intellectual Property, the Software, the Leases, the Contracts, the Permits, the Accounts Receivable, the Cash and the Miscellaneous Assets are collectively referred to herein as the "Purchased Assets." Seller shall not transfer, convey or assign to Buyer, but shall retain, all of its right, title and interest in and to the Retained Assets.

     1.2  The Closing.  The closing of the aforementioned purchase and sale (the
          -----------
"Closing") shall take place at the offices of Minkin & Snyder, A Professional Corporation, One Buckhead Plaza, 3060 Peachtree Road, Suite 1100, Atlanta, Georgia 30305, or at such other place as the parties may mutually agree. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3  Purchase Price.  As consideration for the purchase of the Purchased
          --------------
Assets, Buyer shall pay to Seller an amount equal to $1,800,000, (the "Purchase Price"), payable as follows:

          (a) 344,270 shares of validly issued, fully paid and nonassessable Class B Common Stock of IXL, $.01 par value (the "IXL Stock"), valued at $5.00 per share as of the date hereof (subject to Section 7.9 hereof) to be delivered to Buyer at the Closing; and

          (b) cash in the amount of $78,649.

     1.4  Assumption of Liabilities.  In addition to the payment of the Purchase
          -------------------------
Price, as additional consideration for the purchase of the Purchased Assets, Buyer shall assume: (a) the liabilities of Seller listed on Schedule 1.4 hereto;
                                                            ------------
and (b) the obligations of Seller under the Contracts and the Leases, in each case arising from and accruing with respect to the operation of the Business after the Closing Date, except any Contracts or Leases included in the Retained Assets (the "Assumed Liabilities"). Seller shall be responsible for all the obligations and liabilities of Seller whether now existing or previously or hereafter incurred other than the Assumed Liabilities, including but not be limited to (a) all taxes that result from or have accrued in connection with the operation of the Business prior to the Closing Date except to the extent any such liabilities are listed on Schedule 1.4; (b) liabilities and obligations
                               -------------
arising under Contracts and Leases transferred to Buyer in accordance with this Agreement to the extent such liabilities and obligations arise during or relate to or have accrued in connection with any period prior to the Closing except to the extent any such liabilities are listed on Schedule 1.4; (c) all liabilities
                                              ------------
and obligations accruing with respect to the operation of the Business prior to the Closing except to the extent any such liabilities are listed on Schedule
                                                                    --------
1.4; (d) all liabilities related to the Green Room Benefit Plans; and (e) all
---
liabilities and obligations of Seller under this Agreement and any other agreement entered into in connection herewith (collectively, the "Retained Liabilities").

     1.5  Allocation of Purchase Price.  The Purchase Price will be allocated
          ----------------------------
among the items of Equipment in accordance with their respective net book values, as reflected on the most recent Seller Financial Statement (as defined in Section 2.6 hereof). The remainder of the Purchase Price will be allocated to goodwill and other intangible assets. Each of the parties hereto agrees to report the federal, state and local income and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation.

     1.6  Other Deliveries.  In addition to the foregoing, at the Closing, each
          ----------------
of Buyer, IXL, and Seller shall make the deliveries described in Article V hereof.


                                  ARTICLE II


                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

     Seller and the Controlling Members, jointly and severally, represent and warrant to Buyer, which representations and warranties shall survive the Closing in accordance with Section 7.1 of this Agreement, as follows:

     2.1  Organization and Qualification.  Seller is a limited liability company
          ------------------------------
duly organized, validly existing and in good standing under the laws of the State of Virginia. Seller has the requisite power and authority to carry on the Business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have a material adverse effect on
the Seller's operations, assets or financial condition.     True and complete
copies of (x) the Articles of Organization, and (y) the Amended and Restated Operating Agreement of the Seller, dated as of April 1, 1997 (the "Operating Agreement"), both as in effect on the date hereof, are attached as Schedule 2.1
                                                                   ------------
hereto.

     2.2  Authority.  Seller has the necessary power and authority to execute
          ---------
and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly and validly authorized and approved by the Controlling Members in accordance with the terms of the Operating Agreement and applicable law, and no other proceedings on the part of Seller or the Controlling Members are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and each Controlling Member, and assuming the due authorization, execution and delivery by Buyer and IXL, constitutes the valid and binding obligation of Seller and each Controlling Member, enforceable against Seller and each Controlling Member in accordance with its terms subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     2.3  Membership of Seller.  The membership interests of Seller are owned by
          --------------------
the Green Room Members as set forth on Schedule 2.3 hereto.
                                       ------------

     2.4  Subsidiaries.  Seller has no subsidiaries and does not otherwise own
          ------------
or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any corporation, partnership, limited liability company, joint venture, association or other business entity (any of the foregoing, an "Entity").

     2.5  No Conflicts, Required Filings and Consents.   Except as set forth on
          -------------------------------------------
Schedule 2.5 hereto, none of the execution and delivery of this Agreement by
------------
Seller or the Controlling Members, the consummation by Seller and the Controlling Members of the transactions contemplated hereby or compliance by Seller with any of the provisions hereof will:

          (a) conflict with or violate the Articles of Organization of Seller or the Operating Agreement;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to Seller or the Purchased Assets;

          (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which Seller is a party or by which the Purchased Assets may be bound or affected;

          (d) result in the creation of any lien, charge, security interest, pledge, option, right of first refusal, voting proxies or other voting agreement or encumbrance of any kind or nature (any of the foregoing, a "Lien") on any of the Purchased Assets; or

          (e) require any consent, waiver, license, approval, authorization, order, permit, registration or filing with, or notification to (any of the foregoing being a "Consent"), of (i) any government or subdivision thereof, whether domestic, foreign or multinational, or any administrative, governmental, or regulatory authority, agency, commission, court, tribunal or body, whether domestic, foreign or multinational (a "Governmental Entity"); or (ii) any other individual, corporation, trust, partnership, limited liability company or other entity (collectively, a "Person").

     2.6  Financial Statements.  Seller has heretofore furnished Buyer with a
          --------------------
true and complete copy of the unaudited financial statements of Seller for the years ending December 31, 1996 and 1997, (collectively herein referred to as the "Seller Financial Statements"). The Seller Financial Statements present fairly the financial position and operating results of Seller as of the dates, and during the periods, indicated therein and have been prepared on a consistent basis.

     2.7  Absence of Changes.  Except as provided in Schedule 2.7 hereto, since
          ------------------                         ------------
December 31, 1997, (a) Seller has not entered into any transaction affecting the Purchased Assets that was not in the ordinary course of business; (b) there has been no material damage, destruction or loss of any of the Purchased Assets (whether or not covered by insurance); (c) there has been no distribution to any member of Seller in respect of his membership interest, whether in cash or property, and no purchase or redemption of the membership interest of any member of Seller; (d) Seller has not failed to satisfy any of its debts, obligations or liabilities related to the Business or the Purchased Assets as the same become due and owing; (e) there have been no capital expenditures in excess of $10,000 for any single item, or $25,000 in the aggregate; (f) Seller has not ceased to transact business with any customer that, as of the date of such cessation, represented more than 5% of the annual gross revenues of Seller; (g) there has been no termination or resignation of any key employee or officer of Seller, and to the knowledge of Seller and the Green Room Members, no such termination or resignation is threatened; (h) there has been no change in accounting methods or practices or Seller, or revaluation of any of the Purchased Assets (other than Accounts Receivable (as defined in Section 2.23 hereof) written down in the ordinary course of business that are not in excess of $10,000 for any single Seller Account Receivable and $25,000 in the aggregate); (i) there has been no amendment or termination of any material oral or written contract, agreement or license related to the Business, to which Seller is a party or by which it is bound, except in the ordinary course of business, or except as expressly contemplated by this Agreement; (j) there has been no agreement or commitment to do any of the foregoing; and (k) there has been no other event or condition pertaining to and materially affecting the Purchased Assets or the ability of Seller to consummate the transactions contemplated by this Agreement.

     2.8  Undisclosed Liabilities.  Seller does not have any debt, liability or
          -----------------------
obligation of any kind, whether accrued, absolute or otherwise, including, without limitation, any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities incurred in the ordinary course of business after December 31, 1997 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of the Seller; (b) liabilities reflected on the Seller Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated by this Agreement.

     2.9  Purchased Assets.  The Purchased Assets include all of the assets,
          ----------------
properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are necessary for, or used in, the conduct of the Business as conducted by Seller.

     2.10 Title to Properties.  Except as set forth on Schedule 2.10 hereto,
          -------------------                          -------------
Seller has good and marketable title to all of the Purchased Assets (other than leasehold interests), and good title to all leasehold interests included as part of the Purchased Assets, in each case, free and clear of any and all Liens other than liens for taxes not yet due and payable.

     2.11 Equipment.  Seller has heretofore furnished IXL with a true and
          ---------
correct list of all items of tangible personal property (including, without limitation, computer hardware) necessary for or used in the operation of the Business in the manner in which it has been and is now operated by Seller (the "Equipment"), except for personal property having a net book value of less than $10,000, all of which is included as part of the Purchased Assets. Each item of Equipment included in the Purchased Assets is in good condition and repair, ordinary wear and tear excepted.

     2.12 Intellectual Property.
          ---------------------

          (a) Seller has heretofore furnished IXL with a true and complete list of all proprietary technology, trade secrets, know-how, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, and copyrights used or required to be used by Seller in the operation of the Business (the "Intellectual Property"), except for any Intellectual Property which is not material to the Business, all of which is included as part of the Purchased Assets. Seller owns, or is validly licensed or otherwise has the right to use or exploit, all of the Intellectual Property, free of any obligation to make any payment (whether of a royalty, license fee, compensation or otherwise). No claims are pending or, to the knowledge of

Seller, threatened, that Seller is infringing or otherwise adversely affecting the rights of any Person with regard to any of the Intellectual Property. Seller has used its reasonable best efforts to protect its rights in the Intellectual Property and, to the knowledge of Seller, no Person is infringing the rights of Seller with respect to any Intellectual Property. No intangible property is required for the conduct of the Business other than the Intellectual Property. To the knowledge of Seller, use of the name "Green Room Productions, Inc." does not infringe upon the rights of any Person.

          (b) Seller has heretofore furnished IXL with a true and complete list of all computer software used or required to be used by Seller in the conduct of the Business (the "Software"), except for Software which is not material to the Business, all of which is included as part of the Purchased Assets. Except as set forth on Schedule 2.12 hereto, Seller currently licenses, or otherwise
                -------------
has the legal right to use, all of the Software (including any upgrades, alterations or enhancements with respect thereto), and all of the Software is being used in compliance with any applicable licenses or other agreements.

     2.13 Real Property.  Seller owns no real property.
          -------------

     2.14 Leases.  Schedule 2.14 hereto sets forth a list of all leases pursuant
          ------   -------------
to which Seller leases, as lessor or lessee, real or personal property used in operating the Business or otherwise (the "Leases"), all of which are included as part of the Purchased Assets. Copies of the Leases, which have previously been provided to IXL, are true and complete copies thereof. All of the Leases are valid, binding and enforceable in accordance with their respective terms, and there is not under any such Lease any existing default by Seller, or, to the knowledge of Seller by any other party thereto, or any condition or event of that, with notice or lapse of time or both, would constitute a default. Seller has not received notice that the lessor of any of the Leases intends to cancel, suspend or terminate the Leases or to exercise or not exercise any options under any of the Leases. Except as set forth on Schedule 2.14, all of the Leases are
                                           -------------
assignable to Buyer without the consent or approval of any other person in connection with the transactions contemplated by this Agreement.

     2.15 Contracts.  Schedule 2.15 hereto sets forth a true and complete list
          ---------   -------------
of all contracts, agreements and commitments (whether written or oral) to which Seller is, directly or indirectly, a party (in its own name or as a successor in interest), or by which it or the Purchased Assets are otherwise bound, including, without limitation, any service agreements, customer agreements, supplier agreements, agreements to lend or borrow money, shareholder agreements, employment agreements, agreements relating to the Intellectual Property and the like (collectively, the "Contracts"), except only those Contracts which involve less than $10,000 and are cancelable , without penalty, on no more than 90 days notice, all of which are included as part of the Purchased Assets.

     True and complete copies of each Contract required to be listed on Schedule
                                                                        --------
2.15 (or a true and complete narrative description of any oral Contract) have
----
previously been provided to IXL. Neither Seller nor, to the knowledge of Seller, any other party to any of the Contracts, (x) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Contracts, or (y) has waived any right it may have under any of the Contracts, the waiver of which would have a material adverse effect on the business, assets or financial condition of Seller. All of the Contracts constitute the valid and binding obligation of

Seller, enforceable in accordance with their respective terms, and, to the knowledge of Seller and the other parties thereto. Except as set forth on
Schedule 2.15 all of the Contracts are assignable to Buyer without the consent
-------------
or approval of any other Person in connection with the transactions contemplated by this Agreement.

     2.16 Payroll Information.  Seller has previously provided IXL with a true
          -------------------
and complete copy of the most recent payroll report of Seller, showing all current employees of Seller and their current levels of compensation, other than bonuses and other extraordinary compensation. Seller has paid all compensation required to be paid to employees of Seller on or prior to the date hereof.

     2.17 Litigation.  Except as set forth on Schedule 2.17 hereto, there is no
          ----------                          -------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Purchased Assets, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against Seller that, either individually or in the aggregate, would have a material adverse effect on the Purchased Assets or the financial condition of Seller.

     2.18 Employee Benefit Plans/Labor Relations.
          --------------------------------------

          (a) Except as disclosed in Schedule 2.18 hereto, there are no employee
                                     -------------
benefit plans, agreements or arrangements maintained by Seller, including, without limitation, (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) affirmative action plans; (iii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs; or (iv) medical, hospital, accident, disability or death benefit plans (collectively, "Green Room Benefit Plans"). All Green Room Benefit Plans are administered in accordance with, and are in compliance with, all applicable laws and regulations. No default exists with respect to the obligations of Seller under any Green Room Benefit Plans.

          (b) Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, no representation campaign or election is now in progress with respect to any employee of Seller and there are no labor disputes, grievances, controversies, strikes or requests for union representation pending, or, to the knowledge of Seller, threatened, relating to or affecting the Business. To the knowledge of Seller, no event has occurred that could give rise to any such dispute, controversy, strike or request for representation.

     2.19 ERISA.
          -----

          (a) All Green Room Benefit Plans that are subject to ERISA have been administered in accordance with, and are in compliance with, the applicable provisions of ERISA. Each of Green Room Benefit Plans that is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has been determined by the Internal Revenue Service to meet such requirements within the meaning of such provision. No Green Room Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. Seller has not
engaged in any non-exempt "prohibited transactions," as such term is defined in
Section 4975 of the Code or Section 406 of ERISA, involving Green Room Benefit Plans that would subject Seller to the penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Seller has not engaged in any transaction described in Section 4069 of ERISA within the last five years. Except as disclosed in Schedule 2.19 hereto, neither the execution and delivery
                       -------------
of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute) becoming due to any director or other employee of Seller, (ii) increase any benefits otherwise payable under any Green Room Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

          (b) No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Green Room Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to meet the requirements of Section 401(a) of the Code (a "Pension Plan"), or by any entity that is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"), within the 12-month period ending on the date hereof. Seller has not incurred any liability to the Pension Benefit Guaranty Corporation in respect of any Green Room Benefit Plan that remains unpaid.

     2.20 Taxes.  Seller has duly and timely filed all federal, state and local
          -----
income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by Seller on or prior to the date hereof. Seller has duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by Seller (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefore have been provided in the applicable Seller Financial Statement). As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. There are, and after the date of this Agreement will be, no tax deficiencies (including penalties and interest) of any kind assessed against or relating to Seller with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that would result in Liens or claims on any of the Purchased Assets or on Buyer's title or use of the Purchased Assets or that would result in any claim against Buyer.

     2.21 Compliance with Applicable Laws.  Seller holds all permits, licenses,
          -------------------------------
variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the Purchased Assets, as appropriate, and to carry on the Business as now conducted (the "Permits"), except for such permits which are not material to the Business. To the knowledge of Seller, Seller is in material compliance with all applicable laws, ordinances and regulations and the terms of the Permits, and all such Permits are assignable to Buyer in connection with the transactions contemplated by this Agreement.
Schedule 2.21 hereto sets forth a list of the Permits, a true and correct copy
-------------
of each of which has been provided to IXL.

     2.22 Brokers.  Except as set forth on Schedule 2.22 hereto, no broker or
          -------                          -------------
finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated by this Agreement as a result of arrangements made by or on behalf of Seller.

     2.23 Accounts Receivable.  All accounts, notes, contracts and other
          -------------------
receivables of Seller included in the Purchased Assets (collectively, "Accounts Receivable") were acquired by Seller in the ordinary course of business arising from bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto. To the knowledge of Seller, there are no set-offs, counterclaims or disputes asserted with respect to any Accounts Receivable that would result in claims in excess of the reserve for bad debts set forth on the Seller Financial Statements and, subject to such reserve, all Accounts Receivable are collectible in full.

     2.24 Accounts Payable.  All accounts, notes, contracts and other amounts
          ----------------
payable of Seller included in the Assumed Liabilities are currently within their respective terms, and are neither in default nor otherwise past due by more than 90 days.

     2.25 Insurance.  Seller currently maintains, and has for at least the past
          ---------
year maintained, in full force and effect, all insurance policies that are required to be maintained for the conduct of the Business (collectively, the "Insurance Policies"). All of the Insurance Policies are listed on Schedule
                                                                    --------
2.25 hereto, and true and compete copies of all Insurance Policies have
----
previously been provided to Buyer. Seller (i) is not in default regarding the provisions of any Insurance Policy; (ii) has paid all premiums due thereunder; and (iii) has not failed to present any notice or present any material claim thereunder in a due and timely fashion.

     2.26 Bankruptcy.  Neither Seller, the Controlling Members, nor any entities
          ----------
affiliated, related or controlled by any of such parties, has filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

     2.27 Disclosure.  No statement of fact by Seller contained in this
          ----------
Agreement and no written statement of fact furnished or to be furnished by Seller to Buyer pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.


                                  ARTICLE III


                REPRESENTATIONS AND WARRANTIES OF IXL AND BUYER
                -----------------------------------------------

     Each of IXL and Buyer jointly and severally represents and warrants to Seller which representations and warranties shall survive the Closing in accordance with Section 7.1 of this Agreement, as follows:

     3.1  Organization and Qualification.  Each of IXL and its Subsidiaries (as
          ------------------------------
defined in Section 7.10 hereof) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of IXL and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies of the Certificates of Incorporation and Bylaws of IXL and Buyer as in effect on the date hereof are attached as Schedule
                                                                        --------
3.1 hereto.
---

     3.2  Authority.  Each of IXL and Buyer has the necessary corporate power
          ---------
and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of IXL and Buyer have been duly and validly authorized and approved by their respective Board of Directors and shareholders, and no other corporate or shareholder proceedings on the part of either IXL or Buyer, or their respective boards of directors or shareholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of IXL and Buyer, and assuming the due authorization, execution and delivery by Seller and the Controlling Members, constitutes the valid and binding obligation of each of IXL and Buyer, enforceable against each of IXL and Buyer in accordance with its terms.

     3.3  No Conflicts, Required Filings and Consents.  Except as set forth on
          -------------------------------------------
Schedule 3.3 hereto, none of the execution and delivery of this Agreement by IXL
------------
or Buyer, the consummation by IXL and Buyer of the transactions contemplated hereby or compliance by IXL and Buyer with any of the provisions hereof will:

          (a) conflict with or violate the Certificate of Incorporation or Bylaws of IXL or Buyer, or the organizational documents of any other Subsidiaries;

          (b) result in a violation of any statute, ordinance, rule, regulation, order, judgment or decree applicable to IXL or its Subsidiaries, or by which IXL, any of its Subsidiaries, or their respective properties or assets may be bound or affected;

          (c) result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation to which IXL or any of its Subsidiaries is a party or by which IXL, any of its Subsidiaries or their respective properties may be bound or affected;

          (d) result in the creation of any Lien on any of the property or assets of IXL or any of its Subsidiaries; or

          (e) require any Consent of (i) any Governmental Entity (except for compliance with any applicable requirements of any applicable securities laws), or (ii) any other Person.

     3.4  Litigation.  Except as set forth on Schedule 3.4 hereto, there is no
          ----------                          ------------
suit, action, claim, investigation or proceeding pending or, to the knowledge of IXL, threatened against or affecting IXL or its Subsidiaries, nor is there any judgment, decree, injunction or order of any applicable

Governmental Entity or arbitrator outstanding against IXL or its Subsidiaries that, either individually or in the aggregate, would have a material adverse effect on the assets, business or financial condition of IXL and its Subsidiaries, taken as a whole.


     3.5  Brokers.  Except as disclosed on Schedule 3.5 hereto, no broker or
          -------                          ------------
finder is entitled to any broker's or finder's fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IXL or Buyer.


     3.6  IXL Stock.
          ---------

          (a) As of the date hereof, the authorized capital stock of IXL consists of (i) (A) 50,000,000 shares of Class A Common Stock, $.01 par value, of which no shares are validly issued and outstanding, and (B) 100,000,000 shares of Class B Common Stock, $.01 par value, of which 8,443,356 shares are validly issued and outstanding (taking into account the stock split described in
Section 7.9 hereof, but without taking into account any shares of IXL Stock to be issued pursuant to this Agreement), fully paid and nonassessable; (ii) 500,000 shares of blank check preferred stock, (A) 250,000 of which have been designated as Class A Convertible Preferred stock, of which 169,260 shares are validly issued and outstanding, fully paid and nonassessable, (B) 100,000 of which have been designated as Class B Convertible Preferred stock, of which 83,075 shares are validly issued and outstanding, fully paid and nonassessable, and (C) 15,000 of which have been designated as Class C Convertible Preferred stock, of which 9,232 shares are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 3.6 hereto, there are no
                                       ------------
options, warrants, calls, agreements, commitments or other rights presently outstanding that would obligate IXL to issue, deliver or sell shares of its capital stock, or to grant, extend or enter into any such option, warrant, call, agreement, commitment or other right. In addition to the foregoing, as of the date hereof, IXL has no bonds, debentures, notes or other indebtedness issued or outstanding that have voting rights (or which are convertible into or exercisable for securities having the right to vote) in IXL.

          (b) When delivered to the Seller in accordance with the terms hereof, the IXL Stock will be (i) duly authorized, validly issued, fully paid and nonassessable, and (ii) free and clear of all Liens other than restrictions imposed by the Stockholders' Agreement and by federal and state securities laws.

     3.7  Subsidiaries.  Except as set forth on Schedule 3.7 hereto, IXL has no
          ------------                          ------------
subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in, or any security convertible into an equity interest in, any Entity. Schedule 3.7 hereto lists the name of each of the Subsidiaries of IXL,
         ------------
and indicates their respective jurisdictions of incorporation, and the percentage of the Subsidiary owned where the Subsidiary is not wholly-owned.

     3.8  Financial Statements.  IXL has heretofore furnished Seller with a true
          --------------------
and complete copy of (a) the audited financial statements of IXL Interactive Excellence, Inc. (n/k/a iXL, Inc.) for the years ended December 31, 1993, 1994 and 1995, and for the four-month period ending April 30, 1996; (b) audited combined financial statements for Creative Video, Inc. (n/k/a iXL, Inc.), Creative Video Library, Inc. and Entrepreneur Television, Inc. for the years ending December 31, 1993, 1994 and 1995, and for the four-month period ending April 30, 1996; (c) the audited consolidated financial statements for IXL and its Subsidiaries for the eight months ended December 31, 1996; and (iv) the unaudited consolidated financial statements for IXL and its Subsidiaries, dated November 30, 1997 (collectively, the "IXL Financial Statements"). The IXL Financial Statements present fairly in all material respects the consolidated financial position, results of operations, shareholders' equity and cash flows of IXL at the respective dates or for the respective periods to which they apply. Except as disclosed therein, such statements and related notes have been prepared each in accordance with GAAP consistently applied throughout the periods involved (except, in the case of the unaudited financial statements, for the exclusion of footnotes and normal year end adjustments which would not be material in amount or effect).


     3.9  Undisclosed Liabilities.  Except as set forth on Schedule 3.9 hereto,
          -----------------------                          ------------
neither IXL nor any of its Subsidiaries has any debt, liability or obligation of any kind, whether accrued, absolute or otherwise, including, without limitation, any liability or obligation on account of taxes or any governmental charges or penalty, interest or fines, except (a) liabilities incurred in the ordinary course of business after November 30, 1997 that would not, whether individually or in the aggregate, have a material adverse impact on the business or financial condition of the IXL and its Subsidiaries, taken as a whole; (b) liabilities reflected on the IXL Financial Statements; and (c) liabilities incurred as a result of the transactions contemplated by this Agreement.

     3.10 Compliance with Applicable Laws.  IXL or its Subsidiaries holds all
          -------------------------------
material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of IXL and its Subsidiaries, as appropriate, and to carry on IXL's business as now conducted (the "IXL Permits"). To the knowledge of IXL, IXL and its Subsidiaries are in material compliance with all applicable laws, ordinances and regulations and the terms of the IXL Permits.

     3.11 Bankruptcy.  Neither IXL nor any of its Subsidiaries has filed a
          ----------
petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee is appointed in a voluntary or involuntary proceeding.

     3.12 Absence of Changes.  Except as provided in Schedule 3.12 hereto, since
          ------------------                         -------------
November 30, 1997, there has not been (a) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of IXL and its Subsidiaries, taken as a whole; (b) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of IXL and its Subsidiaries, taken as a whole; (c) any entry into any commitment or transaction material to IXL and its Subsidiaries, taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to its capital stock; (e) any material change in its accounting principles, practices or methods; (f) any split, combination or reclassification of any of IXL's capital stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of IXL's capital stock; or (g) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

     3.13 Intellectual Property.
          ---------------------

          (a) IXL and its Subsidiaries own, or are validly licensed or otherwise have the right to use or exploit, all of the material technology, trade secrets, know-how, patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, and copyrights used or required to be used by IXL and its Subsidiaries in the operation of their respective business (the "IXL Intellectual Property"). No claims are pending or, to the knowledge of IXL, threatened, that IXL or its Subsidiaries are infringing or otherwise adversely affecting the rights of any Person with regard to any IXL Intellectual Property, IXL has used its reasonable best efforts to protect its rights in the IXL Intellectual Property and, to the knowledge of IXL, no Person is infringing the rights of IXL with respect to any of the IXL Intellectual Property.

          (b) IXL current licenses, or otherwise has the legal right to use, all material computer software used or required to be used by IXL and its Subsidiaries in the conduct of their respective businesses (including any upgrades, alterations or enhancements with respect thereto), and all such software is being used in material compliance with any applicable licenses or other agreements.

     3.14 Taxes.  IXL and its Subsidiaries have duly and timely filed all
          -----
federal, state and local income, franchise, excise, real and personal property and other tax returns and reports, including extensions, required to have been filed by IXL and its Subsidiaries on or prior to the date hereof. IXL and its Subsidiaries have duly and timely paid all taxes and other governmental charges, and all interest and penalties with respect thereto, required to be paid by IXL and its Subsidiaries (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith, and adequate reserves therefor have been provided in the applicable IXL Financial Statement). As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled.

     3.15 Disclosure.  No statement of fact by IXL or Buyer contained in this
          ----------
Agreement and no written statement of fact furnished or to be furnished by IXL or Buyer to Seller pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.


                                  ARTICLE IV

                             ADDITIONAL AGREEMENTS
                             ---------------------

     4.1  Public Announcements.  The parties agree that, except as may otherwise
          --------------------
be required to comply with applicable laws and regulations (including, without limitation, applicable securities laws) or to obtain consents required hereunder, public disclosure of the transactions contemplated by this Agreement shall be made only upon or after the consummation of the transactions contemplated by this Agreement. Any such disclosure shall be coordinated by IXL, and none of Seller nor the Controlling Members shall make any such disclosure without the prior written consent of IXL.

     4.2  Transfer and Gains Taxes and Certain Other Taxes and Expenses.  Each
          -------------------------------------------------------------
of Seller and Buyer will pay 50% of all transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the transactions contemplated by this Agreement.

     4.3  Further Assurances.  From time to time after the date hereof, upon the
          ------------------
reasonable request of any party hereto, the other party or parties hereto shall execute and deliver or cause to be executed and delivered such further instruments, and take such further action, as the requesting party may reasonably request in order to effectuate fully the purposes, terms and conditions of this Agreement.


                                   ARTICLE V

                             DELIVERIES AT CLOSING
                             ---------------------

     5.1  Deliveries of Seller and the Green Room Members.
          -----------------------------------------------

          (a) At the Closing, and as a condition to Buyer's and IXL's obligation to consummate the transactions contemplated hereby, Seller shall deliver, or cause to be delivered, to Buyer, properly executed and dated as of the date hereof: (i) the Bill of Sale and Assignment in the form of Exhibit "A"
                                                                    ----------
hereto (the "Bill of Sale"); (ii) the Assumption Agreement in the form of Exhibit "B" hereto (the "Assumption Agreement"); (iii) the Assignment and
-----------
Assumption of Contracts in the form of Exhibit "C" hereto (the "Contract
                                       -----------
Assignment"); (iv) the Assignment and Assumption of Leases in the form of Exhibit "D" hereto (the "Lease Assignment"); (v) the Trademark Assignment in the
-----------
form of Exhibit "E" hereto (the "Trademark Assignment"); (vi) an Agreement to be
        -----------
Bound to Registration Rights Agreement, substantially in the form of Exhibit "F"
                                                                     -----------
hereto executed by each Green Room Member (the "Agreement to be Bound to Registration Rights Agreement"); (vii) an Agreement to be Bound to Stockholders Agreement executed by each Green Room Member, substantially in the form of Exhibit "G" hereto; (viii) a closing certificate of Seller, substantially in the
-----------
form of Exhibit "H" hereto; (ix) an Acknowledgment and Representation Letter
        -----------
executed by each Green Room Member in the form of Exhibit I attached hereto; (x)
                                                  ---------
Seller's opinion of counsel, substantially in the form of Exhibit "J" hereto;
                                                          -----------
and (xi) such other documents as provided in Article VII hereof or as Buyer shall reasonably request.

          (b) In addition to the foregoing, and as a further condition to Buyer's and IXL's obligation to consummate the transactions contemplated by this Agreement, at or prior to the Closing, Seller and the Green Room Members shall have (i) obtained or caused to be obtained all of the Consents listed on
Schedule 5.1(b) hereto; and (ii) delivered to Buyer a Certificate of Good
---------------

Standing of Seller, and a copy of the Articles of Organization of Seller, both as certified by the Secretary of State of Virginia.

     5.2  Deliveries of Buyer.
          -------------------

          (a) In addition to the payment of the Purchase Price in accordance with Section 1.3 hereof (including the delivery of certificates representing the shares of IXL Stock being delivered to Seller in connection therewith), at the Closing, and as a condition to Seller's and each Controlling Members' obligation to consummate the transactions contemplated hereby, Buyer shall deliver, or cause to be delivered, to Seller, properly executed and dated as of the date hereof: (i) the Bill of Sale; (ii) a closing certificate of IXL, substantially in the form of Exhibit "K-1" hereof, and a closing certificate of Buyer,
               -------------
substantially in the form of Exhibit "K-2" hereto; (iii) the Assumption
                             -------------
Agreement; (iv) the Contract Assignment; (v) the Lease Assignment; (vi) the Trademark Assignment; (vii) an Agreement to be Bound to Registration Rights Agreement; (viii) Buyer's opinion of counsel, substantially in the form of Exhibit "L" hereto; and (ix) such other documents as Seller shall reasonably
-----------
request.

          (b) In addition to the foregoing, and as a further condition to Buyer's obligation to consummate the transactions contemplated by this Agreement, at or prior to the Closing, Buyer shall have (i) obtained or caused to be obtained all of the Consents listed on Schedule 5.2(b) hereto; and (ii)
                                             ---------------
delivered to Seller a Certificate of Good Standing of IXL and Buyer, and a copy of the Certificate of Incorporation of IXL and Buyer, all as certified by the Secretary of State of Delaware.

                                   ARTICLE V

                                INDEMNIFICATION
                                ---------------

     6.1  Indemnification by Buyer.  (a) Each of IXL and Buyer shall jointly and
          ------------------------
severally indemnify and hold Seller, the Green Room Members and Seller's officers, directors and employees (collectively, the "Seller Indemnified Parties") harmless from and against, and agree promptly to defend each of the Seller Indemnified Parties from and reimburse each of the Seller Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorney fees and other legal costs and expenses) (collectively, a "Seller Loss") that any of the Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (i) any breach or inaccuracy of any of the representations and warranties made by Buyer or IXL in or pursuant to this Agreement, or in any instrument, certificate or affidavit delivered by Buyer or IXL at the Closing in accordance with the provisions hereof;

                    (ii) any failure by Buyer or IXL to carry out, perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Buyer or IXL pursuant to this Agreement;

                    (iii)  the Assumed Liabilities; and

                    (iv) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 6.1(a).

          (b) Notwithstanding any other provision to the contrary neither Buyer nor IXL shall have any liability under Section 6.1(a)(i) above (i) unless the aggregate of all Seller Losses for which IXL and Buyer would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $75,000 and then only to the extent of such excess, (ii) for amounts in excess of $1,800,000 in the aggregate, and (iii) unless a claim has been asserted with respect to the matters set forth in Section 6.1(a)(i), or 6.1(a)(iv) to the extent applicable to Section 6.1(a)(i), within two years of the date hereof. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of IXL Stock would not, by itself, constitute a Seller Loss, unless and to the extent a decrease in the value of IXL Stock has been demonstrated to be as a result of any event described in Sections 6.1(a)(i), (ii), (iii) or (iv) above.

     6.2  Indemnification by Seller.  (a) Each of Seller and the Controlling
          -------------------------
Members shall jointly and severally indemnify and hold IXL, Buyer, and their respective shareholders, directors, officers and employees (collectively, the "Buyer Indemnified Parties") harmless from and against, and agree to promptly defend each of the Buyer Indemnified Parties from and reimburse each of the Buyer Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorney fees and other legal costs and expenses) (collectively, a "Buyer Loss") that any of the Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                    (i) any breach or inaccuracy of any representations and warranties made by Seller or the Controlling Members in or pursuant to this Agreement, or in any certificate or affidavit delivered by the same at the Closing in accordance with the provisions hereof;

                    (ii) any failure by Seller or the Controlling Members to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Seller or the Controlling Members pursuant to this Agreement;

                    (iii)  the Retained Liabilities; and

                    (iv) any suit, action or other proceeding arising out of, or in any way related to, any of the matters referred to in this Section 6.2(a).

          (b) Notwithstanding any other provision to the contrary neither Seller nor the Green Room Members shall have any liability under Section 6.2(a)(i) above (i) unless the aggregate of all Buyer Losses for which Seller and the Green Room Members would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $75,000, and then only to the extent of such excess, (ii) for amounts in excess of $1,800,000 in the aggregate, and
(iii) unless a claim has
been asserted with respect to the matters set forth in Section 6.2(a)(i), or 6.2(a)(iv) to the extent applicable to Section 6.2(a)(i), within two years of the date hereof.

     6.3  Notification of Claims; Election to Defend.
          ------------------------------------------

          (a) A party entitled to be indemnified pursuant to Section 6.1 or 6.2 hereof, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party's right to defend in good faith third party Claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VI within 30 days after the receipt of written notice thereof from the Indemnified Party. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

          (b) If the Indemnified Party shall notify the Indemnifying Party of any Claim pursuant to Section 6.3(a) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 6.1 or 6.2 hereof, as the case may be, the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party; provided, however, that if the Indemnified Party (i)
                       --------  -------
reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof), and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any such Claim at its own expense (except to the extent provided in the foregoing sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the foregoing sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 6.3(a) hereof of its election to defend in good faith any such third party Claim. So long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party (or has been relieved of the obligation to defend such Claim in accordance with this Section 6.3(b) as a result of a conflict of interest between the Indemnified Party and the Indemnifying Party), the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the
                                                 --------  -------
Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except to the extent required for defense of the relevant Claim. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within 30 days after a final determination (including, without limitation, a settlement) has been reached with respect to any Claim contested pursuant to this Section 6.3(b), the Indemnifying Party shall satisfy its obligations with respect thereto. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate of 15% per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment.

                                  ARTICLE VII

                              GENERAL PROVISIONS
                              ------------------

     7.1  Survival; Recourse.  None of the agreements contained in this
          ------------------
Agreement shall survive the Closing, except that (i) the covenants contained in
Article IV hereof and the obligations to indemnify contained in Article VI hereof shall survive indefinitely (except to the extent a shorter period of time is explicitly specified therein) and (ii) the representations and warranties made in Articles II and III of this Agreement shall survive the Closing for a period of two years, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of Seller or Buyer, and shall bind the legal representatives, assigns and successors of Seller, the Controlling Members, IXL and Buyer.

     7.2  Notices.  All notices or other communications under this Agreement
          -------
shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by personal delivery, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to Seller:       Green Room Productions, L.L.C.
                         2400 Bridgeway Boulevard, Suite 300
                         Sausalito, California 94965
                         Attention: William A. Grana, Jr.
                         Telecopy:  415/289-7001
                         Telephone: 415/289-7100

     With copies to:     Greenbaum Doll & McDonald PLLC
                         1300 SunTrust Center
                         424 Church Street
                         Nashville, Tennessee 37219-2301
                         Attention: Stephen T. Braun, Esq.
                         Telecopy:  615/743-1900
                         Telephone: 615/743-1802


     If to the Controlling Members:  To the address listed under the signature line of the applicable Controlling Member

     If to IXL or Buyer:    IXL Holdings, Inc.
                            Two Park Place
                            1888 Emery Street
                            Atlanta, Georgia  30318
                            Attention: James V. Sandry
                            Telecopy:  404/267-3801
                            Telephone: 404/267-3800


     With copies to:        Minkin & Snyder, A Professional Corporation
                            One Buckhead Plaza
                            3060 Peachtree Road, Suite 1100
                            Atlanta, Georgia  30305
                            Attention: James S. Altenbach, Esq.
                            Telecopy:  404/233-5824
                            Telephone: 404/261-8000


     and to:                Kelso & Company
                            320 Park Avenue
                            24/th/ Floor
                            New York, New York 10032
                            Attention: James J. Connors II, Esq.
                            Telecopy:  212/223-2379
                            Telephone: 212/751-3939

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     7.3  Entire Agreement.  This Agreement and the documents, schedules and
          ----------------
instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. There are no other representations or warranties, whether written or oral, between the parties in connection the subject matter hereof, except as expressly set forth herein.

     7.4  Assignments; Parties in Interest.  Neither this Agreement nor any of
          --------------------------------
the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the rights, interests and obligations of Buyer hereunder may be assigned to any wholly owned subsidiary of Buyer without such prior consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided herein.

     7.5  Governing Law.  This Agreement shall be governed in all respects by
          -------------
the laws of the State of Georgia (without giving effect to the provisions thereof relating to conflicts of law).

     7.6  Headings.  The descriptive headings herein are nserted for convenience
          --------
of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     7.7  Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

     7.8  Severability.  If any term or other provision of this Agreement is
          ------------
invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     7.9  Stock Split.  The parties hereby agree and acknowledge that the per
          -----------
share value of IXL Stock for purposes of this Agreement has been determined in part by taking into account a 100 to 1 stock split of IXL Stock that is expected to be effective on February 15, 1998 for all holders of record of IXL Stock as of January 9, 1998. If the aforementioned stock split does not occur for any reason, the parties agree that the per share value of IXL Stock shall be $500, and that the provisions of this Agreement shall be adjusted accordingly.

     7.10 Certain Definitions.  As used in this Agreement:
          -------------------

          (a) the term "Subsidiary" or "Subsidiaries" means any Entity of which IXL (either alone or through or together with any other Subsidiary) owns, directly or indirectly, stock or other equity interests the holders of that are entitled to more than 50% of the vote for the election of the board of directors or other governing body of such Entity (including, without limitation, Buyer); provided, however, that with respect to IXL, the terms "Subsidiary" and
--------  -------
"Subsidiaries" shall not include University Netcasting, Inc.; and

          (b) any representation or warranty stated to be made "to the knowledge" of a party shall refer to such party's knowledge following reasonable inquiry as to the matter in question, and any representation or warranty stated to be made "to the Knowledge of Seller" shall include the knowledge of the Controlling Members.

                     - SIGNATURES ON THE FOLLOWING PAGE -

          IN WITNESS WHEREOF, Buyer, Seller and IXL have caused this Agreement to be signed by their respective officers thereunder duly authorized, and the Controlling Members have signed this Agreement, all as of the date first written above.


                                   "SELLER"


                                   GREEN ROOM PRODUCTIONS, L.L.C.,
                                   a Virginia limited liability company

                                   By: /s/ Eric G. Butz
                                       -----------------------------------------
                                       Eric G. Butz, Manager

                                   By: /s/ Norwood H. Davis, III
                                       -----------------------------------------
                                       Norwood H. Davis, III, Manager

                                   By: /s/ Gregory S. Waldbaum
                                       -----------------------------------------
                                       Gregory S. Waldbaum, Manager

                                   "BUYER"

                                   IXL-SAN FRANCISCO, INC., a Delaware
                                        corporation

                                   By: /s/ James V. Sandry
                                       -----------------------------------------
                                       James V. Sandry, Executive Vice President

                                   "IXL"

                                   IXL HOLDINGS, INC., a Delaware corporation

                                   By: /s/ James V. Sandry
                                       -----------------------------------------
                                       James V. Sandry, Executive Vice President


                 - SIGNATURES CONTINUE ON THE FOLLOWING PAGE -

                                   "CONTROLLING MEMBERS"

                                   /s/ Eric G. Butz
                                   ---------------------------------------------
                                   Eric G. Butz
                                   Address:
                                                  ------------------------------
                                                  2400 Bridgeway Blvd., Ste. 300
                                                  ------------------------------
                                                  Sausalito, CA 94965
                                                  ------------------------------

                                                  ------------------------------


                                   /s/ Norwood H. Davis III
                                   ---------------------------------------------
                                   Norwood H. Davis, III
                                   Address:
                                                  ------------------------------
                                                  2400 Bridgeway Blvd., Ste. 300
                                                  ------------------------------
                                                  Sausalito, CA 94965
                                                  ------------------------------

                                                  ------------------------------


                                   /s/ Gregory S. Waldbaum
                                   ---------------------------------------------
                                   Gregory S. Waldbaum
                                   Address:
                                                  ------------------------------
                                                  2400 Bridgeway Blvd., Ste. 300
                                                  ------------------------------
                                                  Sausalito, CA 94965
                                                  ------------------------------

                                                  ------------------------------

                                   EXHIBITS
                                   --------


Bill of Sale ...................................................... Exhibit A

Assumption Agreement .............................................. Exhibit B

Contract Assignment ............................................... Exhibit C

Lease Assignment .................................................. Exhibit D

Trademark Assignment .............................................. Exhibit E

Agreement to be Bound to Registration Rights Agreement ............ Exhibit F

Agreement to be Bound to Stockholders' Agreement .................. Exhibit G

Seller's Closing Certificate ...................................... Exhibit H

Acknowledgment and Representation Letter .......................... Exhibit I

Seller's Opinion of Counsel ....................................... Exhibit J

IXL's Closing Certificate ......................................... Exhibit K-1

Buyer's Closing Certificate ....................................... Exhibit K-2

Buyer's Opinion of Counsel ........................................ Exhibit L

                                 SCHEDULE 1.1
                                 ------------

                                RETAINED ASSETS

                                 SCHEDULE 1.4
                                 ------------


                              ASSUMED LIABILITIES

                                 SCHEDULE 2.1
                                 ------------

ARTICLES OF ORGANIZATION AND AMENDED AND RESTATED OPERATING AGREEMENT OF SELLER

                                 SCHEDULE 2.3
                                 ------------

                             MEMBERSHIP OF SELLER

                                 SCHEDULE 2.5
                                 ------------

                   CONFLICTS, REQUIRED FILINGS AND CONSENTS

                                 SCHEDULE 2.7
                                 ------------

                       EXCEPTIONS TO ABSENCE OF CHANGES

                                 SCHEDULE 2.10
                                 -------------

                       EXCEPTIONS TO TITLE TO PROPERTIES

                                 SCHEDULE 2.12
                                 -------------

                  EXCEPTIONS TO INTELLECTUAL PROPERTY RIGHTS

                                 SCHEDULE 2.14
                                 -------------

                                    LEASES

                                 SCHEDULE 2.15
                                 -------------

                                   CONTRACTS

                                 SCHEDULE 2.17
                                 -------------

                                  LITIGATION

                                 SCHEDULE 2.18
                                 -------------

                    EMPLOYEE BENEFIT PLANS/LABOR RELATIONS

                                 SCHEDULE 2.19
                                 -------------

                                     ERISA

                                 SCHEDULE 2.21
                                 -------------

                                    PERMITS

                                 SCHEDULE 2.22
                                 -------------

                                    BROKERS

                                 SCHEDULE 2.25
                                 -------------

                                   INSURANCE

                                 SCHEDULE 3.1
                                 ------------

           CERTIFICATES OF INCORPORATION AND BYLAWS OF IXL AND BUYER

                                 SCHEDULE 3.3
                                 ------------

                   CONFLICTS, REQUIRED FILINGS AND CONSENTS

                                 SCHEDULE 3.4
                                 ------------

                           IXL AND BUYER LITIGATION

                                 SCHEDULE 3.5
                                 ------------

                             IXL AND BUYER BROKERS

                                 SCHEDULE 3.6
                                 ------------

   OBLIGATIONS OF IXL TO ISSUE IXL OPTIONS, WARRANTS AND OTHER STOCK RIGHTS

                                 SCHEDULE 3.7
                                 ------------

                                 SUBSIDIARIES

                                 SCHEDULE 3.9
                                 ------------

                     IXL AND BUYER UNDISCLOSED LIABILITIES

                                 SCHEDULE 3.12
                                 -------------

                        EXCEPTIONS TO ABSENCE OF CHANGE

                                SCHEDULE 5.1(B)
                                ---------------

                        REQUIRED CONSENTS OF GREEN ROOM

                                SCHEDULE 5.2(B)
                                ---------------

                            IXL AND BUYER CONSENTS